Exhibit 99.1
Allied Healthcare International Inc. Reports
Fiscal 2011 Third Quarter Results
NEW YORK — August 4, 2011 — Allied Healthcare International Inc. (NASDAQ: AHCI), a leading homecare provider of health and social care in the United Kingdom and Ireland, today issued financial results for its fiscal 2011 third quarter ended June 30, 2011.
To provide investors with a better understanding of the Company’s performance and because of fluctuations in foreign exchange rates, Allied is discussing its revenues, gross profit, selling, general & administrative (SG&A) expenses and operating income at constant exchange rates, which are calculated using the comparable prior period weighted average exchange rates. In addition, as the Company’s revenues and gross profit from its principal operations are denominated in pounds sterling but reported in United States dollars, an analysis is included of the last seven quarters’ revenues, gross profit, SG&A and operating income in pounds sterling to enable investors to fully understand the underlying trends over these periods without the effects of currency exchange rates. (See the Historical Revenues, Gross Profit, SG&A and Operating Income table at the end of this press release.)
Fiscal Third Quarter Results

	Three Months Ended June 30,			Three Months Ended June 30,
			%					%
	2011	2010	Change	2011	%	2010	%	Change
(Amounts in thousands)	Revenue			Gross Profit
Homecare	$62,188	$57,346	8.4%	$19,133	30.8%	$17,423	30.4%	9.8%
Nursing Homes	2,552	4,051	-37.0%	819	32.1%	1,309	32.3%	-37.4%
Hospitals	3,797	4,351	-12.7%	1,004	26.4%	1,036	23.8%	-3.1%

Total, at constant exchange rates	68,537	65,748	4.2%	20,956	30.6%	19,768	30.1%	6.1%
Effect of foreign exchange	6,175	—	9.4%	1,907		—		9.6%

Total, as reported	$74,712	$65,748	13.6%	$22,863		$19,768		15.7%

	SG&A
SG&A, at constant exchange rates & excluding US Corporate Overhead Costs & Amortization	$17,005	$15,849	7.3%
SG&A — US Corporate Overhead Costs	701	1,000	-29.9%
SG&A — Amortization, at constant exchange rates	164	327	-49.8%

SG&A, at constant exchange rates	17,870	17,176	4.0%
Effect of foreign exchange	1,562	—	9.1%

Total SG&A, as reported	$19,432	$17,176	13.1%

	Operating Income
Operating income, at constant exchange rates & excluding US Corporate Overhead Costs & Amortization	$3,951	$3,919	0.8%
Operating income — US Corporate Overhead Costs	(701)	(1,000)	29.9%
Operating income — amortization, at constant exchange rates	(164)	(327)	49.8%

Operating income, at constant exchange rates	3,086	2,592	19.1%
Effect of foreign exchange	345	—	13.3%

Operating income, as reported	$3,431	$2,592	32.4%

Net Income Attributable to Allied
		Basic and		Basic and
		Diluted		Diluted
		EPS		EPS
Net income attributable to Allied	$2,195	$0.05	$1,660	$0.04

For the third quarter of fiscal 2011, total revenue increased 4.2% to $68.5 million, compared with $65.7 million reported during the same period in fiscal 2010. Allied’s Homecare revenue grew 8.4% to $62.2 million. Acquisitions contributed 9.5%, or $5.4 million, to the Homecare revenue growth. Nursing Homes revenue declined 37.0% to $2.5 million and Hospitals revenue declined 12.7% to $3.8 million. After the favorable impact of currency exchange of $6.2 million, total revenue increased 13.6% year over year to the reported $74.7 million.
Total gross profit for the third fiscal quarter increased 6.1% to $20.9 million, from $19.8 million for the comparable quarter in fiscal 2010. Homecare gross profit grew 9.8% to $19.1 million. Acquisitions contributed $1.7 million, or 9.8%, to the growth in Homecare gross profit. Nursing Homes gross profit declined 37.4% to $0.8 million and Hospitals gross profit declined 3.1% to $1.0 million. Gross profit as a percentage of revenue was 30.6%, compared with 30.1% for the comparable prior-year period. Foreign exchange increased gross profit by $1.9 million to the reported $22.8 million for the 2011 third fiscal quarter.
SG&A for the third fiscal quarter was $17.9 million (26.1% of revenues), an increase of 4.0%, from $17.2 million (26.1% of revenues) reported last year. SG&A, excluding US corporate overhead costs and amortization costs, increased 7.3% of which acquisitions contributed 7.1%, or $1.1 million. Foreign exchange increased costs by $1.5 million to the reported $19.4 million for the 2011 third fiscal quarter.
Operating income for the third quarter of fiscal 2011 increased by 19.1% to $3.1 million from $2.6 million a year ago. Foreign exchange increased operating income by $0.3 million to the reported $3.4 million for the 2011 third fiscal quarter.
Net income attributable to Allied for the third quarter of fiscal 2011 was $2.2 million, or $0.05 per diluted share, compared with $1.6 million, or $0.04 per diluted share, reported during the 2010 third fiscal quarter.

Fiscal Nine Months Results

	Nine Months Ended June 30,			Nine Months Ended June 30,
			%					%
	2011	2010	Change	2011	%	2010	%	Change
(Amounts in thousands)	Revenue			Gross Profit
Homecare	$185,656	$171,986	7.9%	$57,885	31.2%	$52,765	30.7%	9.7%
Nursing Homes	9,689	13,836	-30.0%	3,092	31.9%	4,447	32.1%	-30.5%
Hospitals	12,147	14,840	-18.1%	3,061	25.2%	3,381	22.8%	-9.5%

Total, at constant exchange rates	207,492	200,662	3.4%	64,038	30.9%	60,593	30.2%	5.7%
Effect of foreign exchange	5,643	—	2.8%	1,743		—		2.9%

Total, as reported	$213,135	$200,662	6.2%	$65,781		$60,593		8.6%

	SG&A
SG&A, at constant exchange rates & excluding US Corporate Overhead Costs & Amortization	$51,708	$47,227	9.5%
SG&A — US Corporate Overhead Costs	2,475	2,423	2.1%
SG&A — Amortization, at constant exchange rates	757	952	-20.5%

SG&A, at constant exchange rates	54,940	50,602	8.6%
Effect of foreign exchange	1,428	—	2.8%

Total SG&A, as reported	$56,368	$50,602	11.4%

	Operating Income
Operating income, at constant exchange rates & excluding US Corporate Overhead Costs & Amortization	$12,330	$13,366	-7.8%
Operating income — US Corporate Overhead Costs	(2,475)	(2,423)	-2.1%
Operating income — amortization, at constant exchange rates	(757)	(952)	20.5%

Operating income, at constant exchange rates	9,098	9,991	-8.9%
Effect of foreign exchange	315	—	3.1%

Operating income, as reported	$9,413	$9,991	-5.8%

Net Income Attributable to Allied
		Basic		Basic
		and		and
		Diluted		Diluted
		EPS		EPS
Net income attributable to Allied	$5,962	$0.14	$7,156	$0.16

For the nine months of fiscal 2011, total revenue increased 3.4% to $207.5 million, compared with $200.7 million reported during the same period in fiscal 2010. Allied’s Homecare revenue grew 7.9% to $185.7 million. Acquisitions contributed 9.1%, or $15.7 million, to the Homecare revenue growth. Nursing Homes revenue declined 30.0% to $9.7 million and Hospitals revenue declined 18.1% to $12.1 million. After the favorable impact of currency exchange of $5.6 million, total revenue increased 6.2% year over year to the reported $213.1 million.
Total gross profit for the nine months of fiscal 2011 increased 5.7% to $64.1 million, from $60.6 million for the comparable period in fiscal 2010. Homecare gross profit grew 9.7% to $57.9 million. Acquisitions contributed $4.9 million, or 9.3%, to the growth in Homecare gross profit. Nursing Homes gross profit declined 30.5% to $3.1 million and Hospitals gross profit declined 9.5% to $3.1 million. Gross profit as a percentage of revenue was 30.9%, compared with 30.2% for the comparable prior-year period. Foreign exchange increased gross profit by $1.7 million to the reported $65.8 million for the 2011 nine month period.

SG&A for the nine months of fiscal 2011 was $54.9 million (26.5% of revenues), an increase of 8.6%, from $50.6 million (25.2% of revenues) reported last year. SG&A, excluding US corporate overhead costs and amortization costs, increased 9.5% of which acquisitions contributed 7.1%, or $3.3 million. Foreign exchange increased costs by $1.4 million to the reported $56.3 million for the 2011 nine month period.
Operating income for the nine months of fiscal 2011 decreased by 8.9% to $9.1 million from $10.0 million a year ago. Foreign exchange increased operating income by $0.3 million to the reported $9.4 million for the 2011 nine month period.
Net income attributable to Allied for the nine months of fiscal 2011 was $5.9 million, or $0.14 per diluted share, compared with $7.1 million, or $0.16 per diluted share, reported during the fiscal 2010 nine month period.
The Company ended the quarter with a very strong balance sheet. At June 30, 2011 and September 30, 2010, Allied’s cash balance was $40.1 million (£25.0 million) and $39.0 million (£24.7 million), respectively, which represents an increase in the cash balance of $1.1 million (£0.3 million).
For the fiscal nine months ended June 30, 2011, depreciation and amortization was $3.7 million (£2.3 million), and capital expenditures were $3.2 million (£2.0 million). Days Sales Outstanding was 27 days at June 30, 2011 (42 days including unbilled accounts receivables) and 26 days at September 30, 2010 (43 days including unbilled account receivables).
Management Discussion
Sandy Young, Chief Executive Officer of Allied, commented, “Our third quarter fiscal 2011 revenue increased 4.2% year over year at constant exchange rates, and we have seen a small increase in organic Homecare revenue from the previous quarter. Our Homecare revenue grew by 8.4%, with acquisitions contributing 9.5% to our top line, while organic revenue declined 1.1%. This is a very favorable outcome, given figures quoted within the UK which suggest Local Authority reductions in spending of between 5% and 8%.
“Our gross profit increase of 6.1% year over year at constant exchange rates and our gross margin of 30.6% are very consistent with prior periods. While acquisitions contributed all of the growth, there was no organic decline in Homecare gross profit. SG&A, at constant exchange rates, grew by 4.0%, even after the additional overhead spend of $1.1 million related to our recent acquisitions.”
“During the third quarter we have had eight small contract wins and much more significant wins in Hampshire and Oxford. In Hampshire, an area in South West England, we have won a place on a framework contract in the twelve areas we tendered for. The hours for this are not guaranteed but could certainly generate opportunities of up to 5,000 hours of additional care per week. In Oxford, the County Council has decided to outsource more of their service provision, and we have won hours in seven different areas in Oxfordshire that could generate up to 3,200 additional hours per week.

“In June the contract we held with Manchester Local Authority reached its normal termination date, and we decided not to renew. This has been a loss making contract, which was first entered into in November 2007, and during fiscal year 2011 it generated annualized revenues of £1.0 million. Our staff has transferred to the new provider, and we were fortunate to win a new contract in Tameside, part of Manchester, which we expect to make a positive contribution to our future growth.”
“During the first week of May, we completed the acquisition of BiJu Limited, a supplier of diverse homecare services to clients throughout Lancashire. The transaction expands our geographical footprint in the North West of England and provides Allied with additional growth opportunities across Lancashire.”
“As reported last week, we have agreed to pay a deferred consideration to Sue Ryder, a leading charity, who has decided to transfer its social care business to us. The business generated revenue of over £5 million in the last 12 months.”
“We are still seeing some tensions with other providers in the UK given the government’s spending restrictions, but we consider that our position as a leading health and social care provider is being maintained.”
Dr. Jeffrey Peris, Chairman of Allied, commented, “Considering the current economic environment and the UK government’s proposed legislation changes, the Board is pleased with management’s efforts to mitigate these challenges.”
Conference Call Information: August 4, 2011 at 10:00 AM Eastern Time / 3:00 PM UK Time
Allied will host a call and webcast today at 10:00 AM Eastern Time / 3:00 PM UK Time, to discuss its financial results. To join the call, please dial (877) 407-8031 for domestic participants and (201) 689-8031 for international participants. Participants may also access a live webcast of the conference call through the “Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A telephone replay will be available for two weeks following the call by dialing (877) 660-6853 for domestic participants and (201) 612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 376287. A webcast replay will also be available and archived on the Company’s website for ninety days.
Reconciliation of GAAP and Non-GAAP Data
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects, US corporate overhead costs and amortization costs. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. is a leading homecare provider of health and social care in the United Kingdom and Ireland. Allied operates a community-based network of approximately 120 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. For more news and information please visit: www.alliedhealthcare.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; the effect of the change in the U.K. government and the impact of proposed changes in recent policy making related to health and social care that may reduce revenue and profitability; the impact of the HM Treasury Comprehensive Spending Review 2010 setting out the U.K. government’s plans to reduce spending; the introduction by the U.K. government of individualized budgets and direct payments for service users, which could lead our hospital, healthcare facility and other customers to bypass our services and which might decrease our revenues and margins; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand and spending for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; the effect of existing or future government regulation in relation to employment and agency workers’ rights and benefits, including changes to National Insurance rates and pension provision; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 1785 810600
Or
ICR, LLC
Sherry Bertner
Managing Director
+1 646 277 1247
sherry.bertner@icrinc.com

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Revenues:
Net patient services	$74,712	$65,748	$213,135	$200,662

Cost of revenues:
Patient services	51,849	45,980	147,354	140,069

Gross profit	22,863	19,768	65,781	60,593

Selling, general and administrative expenses	19,432	17,176	56,368	50,602

Operating income	3,431	2,592	9,413	9,991

Interest income	86	84	262	275
Interest expense	(21)	(10)	(64)	(10)
Foreign exchange loss	(24)	(46)	(42)	(259)

Income before income taxes	3,472	2,620	9,569	9,997

Provision for income taxes	1,056	903	3,120	2,784

Net income	2,416	1,717	6,449	7,213

Less: Net income attributable to noncontrolling interest	(221)	(57)	(487)	(57)

Net income attributable to Allied Healthcare International Inc.	$2,195	$1,660	$5,962	$7,156

Basic net income per share attributable to Allied Healthcare International Inc. common shareholders	$0.05	$0.04	$0.14	$0.16

Diluted net income per share attributable to Allied Healthcare International Inc. common shareholders	$0.05	$0.04	$0.14	$0.16

Weighted average number of common shares outstanding:
Basic	43,571	45,045	43,571	45,102

Diluted	43,837	45,269	43,843	45,363

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	June 30,	September 30,
	2011	2010
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$40,090	$39,031
Accounts receivable, less allowance for doubtful accounts of $870 and $732, respectively	22,387	20,092
Unbilled accounts receivable	12,575	13,393
Deferred income taxes	509	552
Prepaid expenses and other assets	2,185	1,943

Total current assets	77,746	75,011

Property and equipment, net	9,042	8,924
Goodwill	109,907	102,945
Other intangible assets, net	2,771	3,501

Total assets	$199,466	$190,381

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,491	$1,581
Current maturities of debt and capital leases	682	614
Accrued expenses, inclusive of payroll and related expenses	26,698	25,897
Taxes payable	2,558	2,310

Total current liabilities	31,429	30,402

Long-term debt and capital leases, net of current maturities	172	389
Deferred income taxes	1,410	1,534
Other long-term liabilities	—	308

Total liabilities	33,011	32,633

Commitments and contingencies (Note 10)

Noncontrolling interest (Note 5)	4,902	4,358

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,721 and 45,721 shares, respectively	457	457
Additional paid-in capital	242,879	242,478
Accumulated other comprehensive loss	(13,467)	(15,267)
Accumulated deficit	(62,196)	(68,158)

	167,673	159,510
Less cost of treasury stock (2,150 shares)	(6,120)	(6,120)

Total shareholders’ equity	161,553	153,390

Total liabilities and shareholders’ equity	$199,466	$190,381

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$6,449	$7,213
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,875	2,242
Amortization of intangible assets	778	952
Foreign exchange gain	(6)	(2)
Increase (decrease) in provision for allowance for doubtful accounts	184	(24)
Loss (gain) on sale of fixed assets	19	(2)
Stock based compensation	401	471
Deferred income taxes	49	102
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Increase in accounts receivable	(863)	(335)
Decrease in prepaid expenses and other assets	909	671
(Decrease) increase in accounts payable and other liabilities	(1,936)	1,693

Net cash provided by operating activities	8,859	12,981

Cash flows from investing activities:
Capital expenditures	(3,172)	(2,428)
Acquisition of controlling interest, net of cash acquired	(60)	(5,812)
Payments for acquisitions — net of cash acquired	(2,626)	—
Proceeds from sale of property and equipment	8	62

Net cash used in investing activities	(5,850)	(8,178)

Cash flows from financing activities:
Repayments of debt and capital lease obligations	(2,661)	(121)
Borrowings under invoice discounting facility, net	117	248
Treasury shares acquired	—	(1,317)
Stock options exercised	—	288

Net cash used in financing activities	(2,544)	(902)

Effect of exchange rate on cash	594	(2,220)

Increase in cash	1,059	1,681

Cash and cash equivalents, beginning of year	39,031	35,273

Cash and cash equivalents, end of period	$40,090	$36,954

Supplemental cash flow information:
Cash paid for interest	$64	$10

Cash paid for income taxes, net	$3,332	$1,025

Supplemental disclosure of non-cash investing and financing activities:
Capital expenditures included in accrued expenses and other long-term liabilities	$312	$609

Details of business acquired in purchase transactions:
Fair value of assets acquired	$7,921	$12,430

Liabilities assumed or incurred	$3,635	$2,694

Noncontrolling interest	$—	$3,888

Cash paid for acquisitions	$3,368	$5,848
Cash acquired	682	36

Net cash paid for acquisitions	$2,686	$5,812

Deferred acquisition payment	$918	$—

ALLIED HEALTHCARE INTERNATIONAL INC.
HISTORICAL REVENUES, GROSS PROFIT, SG&A AND OPERATING INCOME
(In thousands, except foreign exchange rate)
(Unaudited)

	Revenue							Gross Profit
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2011	2011	2011	2010	2010	2010	2010	2011	2011	2011	2010	2010	2010	2010

Homecare	£41,547	£38,543	£38,745	£39,255	£38,323	£35,860	£35,903	£12,793	£12,163	£12,095	£12,188	£11,651	£11,083	£11,041
Nursing Homes	1,734	2,088	2,379	3,048	2,731	2,864	3,261	556	663	760	1,002	882	931	1,033
Hospitals	2,548	2,607	2,620	3,114	2,933	3,235	3,330	672	655	633	812	696	755	712

Total	£45,829	£43,238	£43,744	£45,417	£43,987	£41,959	£42,494	£14,021	£13,481	£13,488	£14,002	£13,229	£12,769	£12,786
Foreign Exchange rate	1.63	1.60	1.58	1.55	1.49	1.56	1.63	1.63	1.60	1.58	1.55	1.49	1.56	1.63

	$74,712	$69,224	$69,199	$70,417	$65,748	$65,530	$69,384	$22,863	$21,581	$21,337	$21,712	$19,768	$19,948	$20,877

SG&A — Foreign Operations — Organic								£10,332	£10,146	£10,101	£10,126	£9,962	£9,786	£9,856
SG&A — Foreign Operations — Acquisitions								1,015	773	612	586	265	—	—
SG&A — Foreign Operations — Acquisition Costs								27	92	—	94	361	—	—

SG&A — Foreign Operations — Total								11,374	11,011	10,713	10,806	10,588	9,786	9,856
SG&A — US Corporate								428	438	677	719	660	485	406
SG&A — Amortization								113	174	197	240	218	193	199

Total								£11,915	£11,623	£11,587	£11,765	£11,466	£10,464	£10,461
Foreign Exchange rate								1.63	1.60	1.58	1.55	1.49	1.56	1.63

								$19,432	$18,606	$18,330	$18,244	$17,176	$16,346	$17,080

Operating Income — Foreign Operations								£2,647	£2,470	£2,775	£3,196	£2,641	£2,983	£2,930
Operating Loss — US Corporate								(428)	(438)	(677)	(719)	(660)	(485)	(406)
Operating Loss — Amortization								(113)	(174)	(197)	(240)	(218)	(193)	(199)

Total								£2,106	£1,858	£1,901	£2,237	£1,763	£2,305	£2,325
Foreign Exchange rate								1.63	1.60	1.58	1.55	1.49	1.56	1.63

								$3,431	$2,975	$3,007	$3,468	$2,592	$3,602	$3,797

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